UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________________________________
FORM 8-K
_____________________________________
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 21, 2016
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CHART INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-11442	34-1712937
(State of other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Infinity Corporate Centre Drive, Suite 300, Garfield Heights, Ohio	44125
(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code: (440) 753-1490

NOT APPLICABLE
(Former name or former address, if changed since last report)
_____________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
On March 21, 2016, Chart Industries, Inc. (the “Company”) announced the appointment of Kenneth J. Webster, age 53, currently the Company’s Vice President, Chief Accounting Officer and Controller, to the office of Vice President and Chief Financial Officer effective April 15, 2016. Mr. Webster has been with the Company since 2006 and currently serves as the Company’s Vice President, Chief Accounting Officer and Controller, holding the positions of Chief Accounting Officer and Controller since 2008 and Vice President since 2010. Mr. Webster will succeed Michael F. Biehl, the Company’s current Executive Vice President and Chief Financial Officer, who previously announced his intent to retire and is retiring from the Company effective April 15, 2016.
In accordance with his promotion and additional responsibilities, the Company and Mr. Webster have agreed to an amendment of his employment agreement (the “Amended Employment Agreement”). The Amended Employment Agreement supersedes and replaces any other prior agreements, contracts or promises with respect to Mr. Webster’s employment with the Company. With the exception of the following adjustments, all other provisions of the Amended Employment Agreement are consistent with Mr. Webster’s prior agreement. The principal terms of the Amended Employment Agreement provide that:

•	Mr. Webster’s salary will be increased to $395,000 on an annualized basis, commencing on April 15, 2016;

•	Mr. Webster’s target incentive amount for 2016 under the Company’s annual cash incentive program will be increased to 65% of his salary;

•
Mr. Webster’s target long-term incentive award made pursuant to the Company’s Amended and Restated 2009 Omnibus Equity Plan (the “Omnibus Equity Plan”) will be increased to 110% of his salary; and Mr. Webster will accordingly be granted an equity award under the Omnibus Equity Plan of 12,770 nonqualified stock options, 3,900 restricted stock units, and 2,590 performance share units, in addition to awards made to him in January 2016;

•	Mr. Webster’s car allowance will be increased to $12,000 per annum; and

•
Consistent with the severance terms of his predecessor, Mr. Webster will receive severance protection terms which will be increased to 1.5 times his base salary, cash incentive bonus, and benefits in a non- change in control setting, and to 2 times his base salary, cash incentive bonus, and benefits in a change in control setting.

There are no arrangements or undertakings between Mr. Webster and other persons pursuant to which he was selected to serve as the Company’s Vice President and Chief Financial Officer, nor are there any family relationships between Mr. Webster and any of the Company’s directors or executive officers. Mr. Webster has no material interest in any transactions, relationships or arrangements with the Company that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.
Also on March 21, 2016, the Company announced that Mary C. (Katie) Cook, age 45, the Company’s current Assistant Corporate Controller, will succeed Mr. Webster in the position of Chief Accounting Officer and Controller effective April 15, 2016. Ms. Cook has been in her position at the Company since August 2012, and was previously the Manager of Financial Reporting for Applied Industrial Technologies, Inc. from December 2006 through August 2012. In accordance with Ms. Cook’s promotion and additional responsibilities, the Company and Ms. Cook will enter into an employment agreement on terms substantial similar to her predecessor (the “Employment Agreement”). The principal terms of the Employment Agreement will provide that:

•	Ms. Cook’s salary will be $220,000 on an annualized basis, commencing on April 15, 2016;

•	Ms. Cook’s target incentive amount for 2016 under the Company’s annual cash incentive program will be 40% of her salary;

•
Ms. Cook’s target long-term incentive award made pursuant to the Omnibus Equity Plan shall be 55% of her salary; and Ms. Cook will accordingly be granted an equity award under the Omnibus Equity Plan of 6,050 nonqualified stock options and 1,200 performance share units, in addition to awards made to her in January 2016;

•	Ms. Cook will receive a car allowance of $9,600 per annum; and

•
Consistent with the severance terms of her predecessor, Ms. Cook will receive severance protection terms of one times her base salary, cash incentive bonus, and benefits in change in control and non- change in control settings.

There are no arrangements or undertakings between Ms. Cook and other persons pursuant to which she was selected to serve as the Company’s Chief Accounting Officer and Controller, nor are there any family relationships between Ms. Cook and any of the Company’s directors or executive officers. Ms. Cook has no material interest in any transactions, relationships or arrangements with the Company that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

A copy of the news release announcing the appointments is furnished with this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description
99.1
Chart Industries, Inc. News Release, dated March 21, 2016, announcing the appointments of Kenneth J. Webster to Vice President and Chief Financial Officer and Mary C. (Katie) Cook to Chief Accounting Officer and Controller.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chart Industries, Inc.
Date: March 22, 2016
By: /s/ Matthew J. Klaben Matthew J. Klaben Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1
Chart Industries, Inc. News Release, dated March 21, 2016, announcing the appointments of Kenneth J. Webster to Vice President and Chief Financial Officer and Mary C. (Katie) Cook to Chief Accounting Officer and Controller.

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